Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

The Board of Directors

MacDermid Group, Inc.:

We consent to the use of our report dated July 11, 2011, with respect to the balance sheet of MacDermid Group, Inc. as of June 17, 2011, included herein.

/s/ KPMG LLP

Hartford, Connecticut

August 26, 2011